European Bank for Reconstruction and Development  DSTRBRPT

Exhibit (d)(iii)

PUBLIC

PRICING SUPPLEMENT

27 April 2023

European Bank for Reconstruction and Development
ZMW 225,000,000 16.60 per cent. Notes due 16 May 2024 (payable in United States Dollars) (the “Notes”)
issued pursuant to the European Bank for Reconstruction and Development
EUR 45,000,000,000 Global Medium Term Note Programme for the issue of notes

PART A – CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Offering Circular dated 3 July 2012, as supplemented by the Supplementary Offering Circular dated 22 July 2019 (together, the “Offering Circular”). This Pricing Supplement must be read in conjunction with such Offering Circular. Full information on the Notes is only available on the basis of the combination of this Pricing Supplement and the Offering Circular. The Offering Circular is available for viewing and copies may be obtained from the Issuer at 5 Bank Street, London, E14 4BG, United Kingdom.

SUMMARY OF THE NOTES

1	Specified Currency:	The lawful currency of the Zambia, (“Zambian Kwacha”, or “ZMW”), provided that all payments in respect of the Notes will be made in United States Dollars (“USD”) subject to and in accordance with the Annex hereto

2	Nominal Amount:	ZMW 225,000,000

3	Type of Note:	Fixed Rate

4	Issue Date:	2 May 2023

5	Issue Price:	100 per cent. of the Nominal Amount

6	Maturity Date:	16 May 2024, subject to adjustment in accordance with the Business Day Convention specified below, and further subject to the provisions set out in the Annex hereto

7	Fungible with existing Notes:	Not Applicable

FORM OF THE NOTES

8	Form of Note:	Registered

9	New Global Note:	No

10	Specified Denomination(s):	ZMW 100,000

11	Exchange of Bearer Notes:	Not Applicable

12	(a) Talons for future Coupons to be attached to definitive Bearer Notes:	Not Applicable

	(b) Date(s) on which the Talons mature:	Not Applicable

PUBLIC

13	(a) Depositary for and registered holder of Registered Global Note:	Registered Global Note to be deposited with a common depositary for Euroclear and Clearstream, Luxembourg and registered in the name of Citivic Nominees Limited as nominee for the common depositary

	(b) Exchange of Registered Global Note:	Registered Global Note will only be exchangeable for definitive Registered Notes upon 45 days’ written notice in the limited circumstances as described on page 42 of the Offering Circular

PROVISIONS RELATING TO INITIAL PAYMENT

14	Partly Paid Notes:	No

PROVISIONS RELATING TO INTEREST

15	Interest Commencement Date:	2 May 2023

16	Fixed Rate Notes

	(a) Fixed Rate(s) of Interest:	16.60 per cent. per annum payable annually in arrear, equal to ZMW 17,245.56 per Specified Denomination (the “Fixed Interest Amount”), provided that interest shall be payable in USD, subject to the provisions set out in the Annex hereto.

	(b) Fixed Interest Date(s):	16 May 2024, subject to adjustment in accordance with the Business Day Convention specified below (and further subject to the provisions set out in the Annex hereto).

	(c) Initial Broken Amount per Specified Denomination:	Not Applicable

	(d) Final Broken Amount per Specified Denomination:	Not Applicable

	(e) Fixed Day Count Fraction:	30/360

	(f) Business Day Convention:	Following Business Day

	(g) Business Day definition if different from that in Condition 4(a)(iii):	Condition 4(a)(iii) applies and for the avoidance of doubt, Lusaka shall be the principal financial centre. New York City and London shall be additional business centres

	(h) Calculation of interest to be adjusted in accordance with Business Day Convention specified above:	No

17	Zero Coupon Notes:	Not Applicable

PUBLIC

18	Floating Rate Notes and Indexed Notes:	Not Applicable

PROVISIONS REGARDING PAYMENTS/DELIVERIES

19	Definition of “Payment Day” for the purpose of Condition 6(e) if different to that set out in Condition 6:	Condition 6(e) applies subject to the provisions set out in the Annex hereto and for the avoidance of doubt, Lusaka shall be the principal financial centre. New York City and London shall be additional business centres

20	Dual Currency Notes:	Not Applicable

21	Physically Settled Notes:	Not Applicable

PROVISIONS REGARDING REDEMPTION/MATURITY

22	(a) Redemption at Issuer’s option:	No

	(b) Redemption at Noteholder’s option:	No

23	(a) Final Redemption Amount per Specified Denomination (other than an Indexed or Formula Note where the index or formula applies to the redemption amount):	100.00 per cent. per Specified Denomination, payable in USD and subject to the provisions set out in the Annex hereto

	(b) Final Redemption Amount for each Indexed Note where the Index or Formula applies to the Final Redemption Amount:	Not Applicable

24	Instalment Note:	Not Applicable

25	Early Redemption Amount for each Note payable on an event of default:	Condition 5(d) applies, subject to the provisions set out in the Annex hereto

DISTRIBUTION, CLEARING AND SETTLEMENT PROVISIONS

26	Method of distribution:	Non-syndicated

27	If Syndicated, names and addresses of Managers or, if Non-Syndicated name and address of Dealer:	Standard Chartered Bank 15/F, Two International Finance Centre, No. 8 Finance Street, Central, Hong Kong

28	Date of Syndication Agreement:	Not Applicable

29	Stabilising Manager(s):	Not Applicable

30	Additional selling restrictions:	Not Applicable

31	Details of additional/alternative clearing system approved by the Issuer and the Agent:	Not Applicable

32	Intended to be held in a manner which would allow Eurosystem eligibility:	No

PUBLIC

33	Common Code:	261681013

	ISIN Code:	XS2616810136

34	Listing:	Application will be made by the Issuer (or on its behalf) for the Notes to be admitted to the Official List of the UK Financial Conduct Authority and to be admitted to trading on the Regulated Market of the London Stock Exchange plc

35	In the case of Notes denominated in the currency of a country that subsequently adopts the euro in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union, whether the Notes will include a redenomination clause providing for the redenomination of the Specified Currency in euro (a “Redenomination Clause”), and, if so specified, the wording of the Redenomination Clause in full and any wording in respect of redenominalisation and/or consolidation (provided they are fungible) with other Notes denominated in euro:	Not Applicable

36	Additional Information:	The provisions set out in the Annex hereto shall apply to the Terms and Conditions in accordance herewith

37	Total Commissions:	None

This Pricing Supplement comprises the pricing supplement required for issue and admission to trading on the London Stock Exchange plc’s Regulated Market of the Notes described herein pursuant to the EUR 45,000,000,000 Global Medium Term Note Programme of the European Bank for Reconstruction and Development as from 2 May 2023 or as soon as practicable thereafter.

RESPONSIBILITY

The Issuer accepts responsibility for the information contained in this Pricing Supplement.

For and on behalf of

EUROPEAN BANK FOR RECONSTRUCTION AND DEVELOPMENT

By:	/s/ Giulia Franzutti
Authorised signatory

PUBLIC

PART B – OTHER INFORMATION

1	LISTING	Application will be made by the Issuer (or on its behalf) for the Notes to be admitted to the Official List of the UK Financial Conduct Authority and admitted to trading on the London Stock Exchange plc’s Regulated Market with effect from 2 May 2023 or as soon as practicable thereafter. No assurance can be given that such listing and admission to trading will be obtained on such date, or, if obtained, that it will be maintained.

2	RATINGS	The Issuer and/or its debt obligations have been assigned an AAA credit rating from S&P Global Ratings Europe Limited (“S&P”), an Aaa credit rating from Moody’s Investors Service Ltd. (“Moody’s”) and an AAA credit rating from Fitch Ratings Ltd. (“Fitch”). As defined by S&P, an “AAA” rating means that the ability of the Issuer to meet its financial commitment on its obligations is extremely strong. As defined by Moody’s, an “Aaa” rating means that the Issuer’s ability to meet its financial obligations is judged to be of the highest quality, with minimal credit risk. As defined by Fitch, an “AAA” rating denotes the lowest expectation of credit risk and means that the Issuer has an exceptionally strong capacity for timely payment of its financial commitments.

3	INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save as discussed in the section headed “Subscription and Sale” in the Offering Circular, so far as the Issuer is aware, no person involved in the offer of the Notes has an interest material to the offer.

4	REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

	(i) Reasons for the offer:	The net proceeds of the issue of the Notes (which are expected to be ZMW 225,000,000 but payable in USD in the amount of USD 12,893,982.81) will be included in the ordinary capital resources of the Issuer and used in its ordinary operations

	(ii) Estimated net proceeds:	ZMW 225,000,000 (which, for the avoidance of doubt, will be paid in USD in the amount of USD 12,893,982.81)

	(iii) Estimated total expenses:	GBP 8,000

5	YIELD

	Indication of yield:	16.60 per cent. per annum. As set out above, the yield is calculated at the Issue Date on the basis of the Issue Price. It is not an indication of future yield.

PUBLIC

6	HISTORIC INTEREST RATES

Not Applicable

7	PERFORMANCE OF INDEX/FORMULA/OTHER VARIABLE, EXPLANATION OF EFFECT ON VALUE OF INVESTMENT AND ASSOCIATED RISKS AND OTHER INFORMATION CONCERNING THE UNDERLYING

Not Applicable

8	PERFORMANCE OF RATES OF EXCHANGE AND EXPLANATION OF EFFECT ON VALUE OF INVESTMENT

In the circumstances described in the Annex hereto, the amount of principal and/or interest received by the holders of the Notes is affected by the USD/ZMW foreign exchange rate. Information in respect of the USD/ZMW foreign exchange rate can be found on the Reuters Page <USDZMW09FIXM=WM> or on any successor or replacement page.

PUBLIC

ANNEX

Settlement, Disruption and Fallback Provisions

The Final Redemption Amount per Specified Denomination or the Early Redemption Amount per Specified Denomination will be payable in USD on the Maturity Date or the Early Redemption Date, as applicable, and will be determined by the Calculation Agent (in its sole discretion, acting in good faith and in a commercially reasonable manner) as follows, on the corresponding Rate Fixing Date:

Specified Denomination / Reference Rate on the applicable Rate Fixing Date, rounded to the nearest cent with USD 0.005 being rounded up

The Interest Amount per Specified Denomination will be payable in USD on each Fixed Interest Date and determined by the Calculation Agent (in its sole discretion, acting in good faith and in a commercially reasonable manner) as follows, on the corresponding Rate Fixing Date:

Specified Denomination x Fixed Rate of Interest x Fixed Day Count Fraction / Reference Rate on the applicable Rate Fixing Date, rounded to the nearest cent with USD 0.005 being rounded up

The Calculation Agent shall promptly (but in no event later than 5:00 p.m. London time on the relevant Rate Fixing Date) notify the Issuer and the Agent of its determination of the Final Redemption Amount per Specified Denomination, the Early Redemption Amount per Specified Denomination and the Interest Amount payable per Specified Denomination on the Maturity Date, the Early Redemption Date or the relevant Fixed Interest Date (as applicable). The Agent shall in turn promptly (but in no event later than 11:00 a.m. London time on the Business Day immediately following the day when such determination is made) inform the Noteholders thereof (in accordance with Condition 13 of the Notes).

If the Reference Rate is not available for any reason on Reuters Page <USDZMW09FIXM=WM> (or on any successor or replacement page) on any Rate Fixing Date, then the Calculation Agent shall determine that a price source disruption event (a "Price Source Disruption Event”) has occurred, and shall promptly after making such determination (but in no event later than 5:00 p.m. London time on the day when such determination is made) inform the Issuer and the Agent of such occurrence, whereupon the Agent shall promptly (but in no event later than 11:00 a.m. London time on the Business Day immediately following the day when such determination is made) inform the Noteholders thereof (in accordance with Condition 13 of the Notes).

Following the determination of the occurrence of a Price Source Disruption Event, the Noteholders will not be entitled to any amounts in respect of the Notes until the earlier to occur of (i) the day falling two
Business Days after the day on which the Issuer is notified by the Calculation Agent that a Price Source Disruption Event no longer subsists, and (ii) the Postponed Fixed Interest Date, the Postponed Maturity Date, or the Postponed Early Redemption Date, as the case may be.

If, on the tenth Business Day following the original Rate Fixing Date, the Reference Rate is still unavailable on Reuters Page <USDZMW09FIXM=WM> (or on any successor or replacement page), then the Reference Rate shall be the arithmetic mean of such firm quotes (expressed in ZMW per one USD) as the Calculation Agent is able to obtain from five Reference Dealers at or about 11:00 a.m. Lusaka local time for the sale of the Reference ZMW Amount and the purchase of USD on the applicable Rate Fixing Date for settlement offshore on the date that is falling two Business Days thereafter, as calculated by the Calculation Agent. If five or four Reference Dealers provide such firm quotes, the highest and lowest of such quotes will be disregarded and the arithmetic mean of the remaining quotations shall be the Reference Rate. If three or two Reference Dealers provide such firm quotes, then the arithmetic mean of the quotes actually obtained shall be the Reference Rate, as calculated by the Calculation Agent. If only one Reference Dealer provides a firm quote, then such quote shall be the Reference Rate, and if no Reference Dealer provides such a firm quote, then the Calculation Agent shall determine the Reference Rate in its sole discretion, acting in good faith and in a commercially reasonable manner, which may result in a USD equivalent amount calculated as above to be zero. Notwithstanding the above, if the Calculation Agent executes a transaction for the sale of the Reference ZMW Amount at or about 11:00 a.m. Lusaka local time at the Best Execution Rate, then such Best Execution Rate shall be the Reference Rate.

PUBLIC

For the avoidance of doubt, no additional amounts shall be payable by the Issuer in respect of any delay in payment beyond the originally scheduled Fixed Interest Date, Maturity Date, or as the case may be, Early Redemption Date (in each case, as adjusted in accordance with the Following Business Day Convention) to the relevant Postponed Fixed Interest Date, Postponed Maturity Date or Postponed Early Redemption Date (as appropriate) because of the operation of the provisions of this Annex.

For the purposes of these provisions:

“Best Execution Rate” means the rate at which the Calculation Agent may execute a transaction for the sale of the Reference ZMW Amount and the purchase of USD at or about 11:00 a.m. Lusaka local time on the day falling five Business Days prior to the relevant Postponed Fixed Interest Date, the Postponed Early Redemption Date (if any) or the Postponed Maturity Date (as the case may be) for settlement offshore on the date that is falling two Business Days thereafter where the resultant USD amount is greater than the sum calculated using a Reference Rate that is an arithmetic mean of firm quotations by Reference Dealers calculated as specified above;

“Business Day” means any day excluding Saturday and Sunday on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, New York City and Lusaka;

“Calculation Agent” means Standard Chartered Bank in accordance with the provisions of the Calculation Agency Agreement entered into between the Issuer and the Calculation Agent dated 31 January 2020 (as amended and/or supplemented from time to time). All references to the Calculation Agent shall include any successor or successors to Standard Chartered Bank as Calculation Agent in respect of the Notes;

“Postponed Early Redemption Date” means the tenth Business Day following the originally scheduled Early Redemption Date (if any);

“Postponed Fixed Interest Date” means the tenth Business Day following the originally scheduled Fixed Interest Date;

“Postponed Maturity Date” means the tenth Business Day following the originally scheduled Maturity Date;

“Rate Fixing Date” means the date which is five Business Days prior to each applicable Fixed Interest Date, the Maturity Date or the Early Redemption Date, as applicable. If a Price Source Disruption Event occurs or otherwise subsists on such day, the Rate Fixing Date shall be the earlier of (i) the Business Day on which the Issuer is notified by the Calculation Agent that a Price Source Disruption Event no longer subsists, and (ii) the tenth Business Day following the original Rate Fixing Date;

“Reference Dealers” means leading dealers, banks or banking corporations which regularly deal in the USD / ZMW exchange market, as selected by the Calculation Agent in its sole discretion, acting in good faith and in a commercially reasonable manner;

“Reference Rate” means the USD/ ZMW spot rate (i.e. the rate at which banks buy ZMW and sell USD), expressed as the amount of ZMW per one USD, as published or reported on the Reuters Page <USDZMW09FIXM=WM> (or any successor or replacement page) at or about 11:00 a.m. Lusaka local time, on the applicable Rate Fixing Date. In the circumstances described in this Annex in relation to a Price Source Disruption Event, the Reference Rate shall be determined by the Calculation Agent in accordance with such provisions;

“Reference ZMW Amount” means an amount that is no greater than the applicable Relevant ZMW Amount multiplied by N, where “N” means the number obtained by dividing the Nominal Amount outstanding by the Specified Denomination; and

Relevant ZMW Amount” means: (i) for the Interest Amount, the Specified Denomination x Fixed Rate of Interest x Fixed Day Count Fraction; and/or (ii) for the Final Redemption Amount, the Specified Denomination; and/or (iii) for any Early Redemption Amount, the Specified Denomination, as the case may be.